                                                                  March 24, 2003

                               CERNER CORPORATION
                   NOMINATING AND GOVERNANCE COMMITTEE CHARTER

I.       PURPOSE

The Nominating and Governance Committee (the "Committee") is appointed by the Board of Directors (the "Board") to provide assistance to the Board, the Chairman and the CEO of Cerner Corporation (the "Corporation") in the areas of Board membership selection, committee membership selection and rotation practices, evaluation of the overall effectiveness of the Board and review and consideration of developments in corporate governance practices. The Committee's goal is to assure that the composition, practices and operation of the Board contribute to value creation and effective representation of the Corporation's shareholders.

II.      COMPOSITION

The Committee shall be comprised of two (2) or more directors as determined by the Board, each of whom shall be independent directors as defined by the NASDAQ Stock Market. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.     MEETINGS

The Committee shall meet at least two (2) times annually, or more frequently as circumstances dictate. The Committee may invite to its meetings any director, officer of the Corporation or such other person as it deems appropriate in order to assist it in performing its responsibilities.

IV.      RESPONSIBILITIES AND DUTIES

The responsibilities of the Committee in the areas of nominating and corporate governance shall be to:

A.       NOMINATING

1. Develop a Board which is diverse in nature and provides management with experienced and seasoned advisors in fields related to current or future business directions of the Corporation;

2. Make recommendations to the Board regarding all nominees for Board membership, whether for the slate of director nominees to be proposed by the Board to the shareholders or any director nominees to be elected by the Board to fill interim director vacancies;

         In considering possible candidates for election as a director, the Committee should be guided by the following principles: (a) each director should be an individual of the highest character and integrity; (b) each director should have substantial experience which is of particular relevance to the Corporation; (c) each director should have sufficient time available to devote to the affairs of the Corporation; and (d) each director should represent the best interests of the shareholders as a whole rather than special interest groups.

3.       Review director candidates submitted by shareholders;

4. Conduct the appropriate and necessary inquiries into the backgrounds, qualifications and independence of possible candidates;

5. Review periodically the membership of each committee of the Board and recommend committee assignments to the Board, including rotation, reassignment or removal of any committee member; and

6. Determine, acting through the Chairman and the CEO, the effect of a change in the reputation of character and integrity, interests, or employment status of a director and, if necessary or appropriate, request the Board to consider and accept the resignation of a director.

B.       CORPORATE GOVERNANCE

1. Regularly review issues and developments related to corporate governance trends and issues and formulate and recommend governance standards to the Board;

2. Adopt and review periodically the qualifications/criteria for the selection of directors and committee members;

3. Review and make recommendations to the Board regarding the Corporation's responses to stockholder proposals;

4. Make recommendations to the Board regarding committee structure and delegated responsibilities to be included in the charter of each Board committee;

5. Review and oversee the Board and Board committee evaluation process and evaluate and recommend any revisions to Board and committee meeting policies and logistics;

6.       Consider and recommend changes in the size of the Board;

7.       Review on an annual basis director compensation and benefits;

8. Oversee and review on a periodic basis the orientation program for new directors;

9. Retain and/or terminate outside advisors, including any search firm to be used to assist the Committee in identifying director candidates, and approve such advisors' or search firm's fees and other retention terms; and

10.      Review annually the Committee's own performance.

The Committee undertakes such additional activities within the scope of its primary functions as the Committee or the Board may from time to time determine. The Committee shall report regularly to the Board regarding its actions and deliberations.

V.       SUBCOMMITTEES

To the extent permitted by the Corporation's bylaws, applicable law and the rules of the NASDAQ Stock Market, as amended from time to time, the Committee may delegate authority to individual Committee members or such subcommittees as the Committee deems appropriate and shall review the actions of all such individuals or subcommittees as appropriate.

VI.      ADEQUACY OF CHARTER

The Committee shall review and reassess the adequacy of this Charter on an annual basis and recommend any proposed changes to the Board for approval.

                                      # # #


                                       3